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                     June 16, 2022

       Nicholas Vita
       Chief Executive Officer
       Columbia Care Inc.
       680 Fifth Ave., 24th Floor
       New York, New York 10019

                                                        Re: Columbia Care Inc.
                                                            Preliminary Revised
Proxy Statement on Schedule 14A
                                                            Response dated June
3, 2022
                                                            File No. 000-56294

       Dear Mr. Vita:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              James Guttman, Esq.